Exhibit 99.1

 News from Carrington Laboratories
                                             For Information Contact
                                             Carlton Turner, CEO
                                             (972) 518-1300 or (800) 527-5216


                CARRINGTON REPORTS THIRD QUARTER 2004 RESULTS
                ---------------------------------------------

     *  Tenth Consecutive Quarter with Revenue Growth Over Prior Year Quarter
     *  Net Income of $104,000
     *  Profit of $980,000 Before Funding Of DelSite Subsidiary
     *  US Grant For Nasal Delivery of A H5N1 (Bird) Flu Vaccine Awarded


      IRVING, TX November 11, 2004 - Carrington Laboratories, Inc., (Nasdaq:
 CARN) reported revenue of $7.73 million for the quarter ended September 30, 2004, with a profit of $980,000 before funding of DelSite Biotechnologies, Inc., the company's research and development subsidiary dedicated to development of proprietary drug and vaccine delivery technology.

      This marks the tenth consecutive quarter in which revenue increased over the same quarter the previous year. After DelSite expenses of $997,000, which were partially offset by grant revenue of $121,000, the quarter's net income was $104,000, or $.01 per basic and diluted share. In the year-ago third quarter, the company reported revenue of $7.53 million with a net to a loss of $466,000, or ($.05) per basic/diluted share, and a profit of $157,000 before DelSite funding of $623,000.

      For the first nine months of 2004, Carrington's revenue totaled $23.1 million compared to $22.4 million in the year-ago period, an increase of
 3.0 percent. Before DelSite funding of $2.5 million, Carrington recorded profits of $2.3 million for the nine months just ended, compared to profits of $1.5 million before $2.0 million of DelSite funding in the year-ago period. DelSite funding brought the final net loss to $177,000, or ($.02) per basic/diluted share, for the nine months ended September 30, 2004 compared to a loss of $426,000, or ($.04) per basic/diluted share, for the comparable nine months in 2003. Carrington reports profits before DelSite in order to illustrate the profits of its operations before its substantial investment in DelSite research and development activities.

      In early October, Carrington reported it was awarded a $6 million three-year biosecurity grant from the US Government (National Institute of Allergy and Infectious Diseases) to develop a nasally administered version of a vaccine against H5N1, a type A influenza more commonly known as bird flu, which is of potential concern to health officials developing pandemic flu countermeasures. This is the company's second US government grant involving its delivery technology. It follows the presentation of data earlier this year in May at the 1st International Conference on Influenza Vaccines for the World in Lisbon, Portugal and in June at the 31st Annual Meeting of the Controlled Release Society in Honolulu, confirming the effectiveness of the company's nasal delivery technology with flu vaccine in relevant animal models.

      The needle-less technology is expected to provide an alternative to injections for vaccines such as the annual injectable flu shots and provide a much faster way to implement mass immunizations for pandemic outbreaks, or biowarfare agents.

      The company has indicated that DelSite's nasal and injectable  delivery
 technologies  are   currently   being   evaluated,   under   confidentiality
 agreements, by more than 20 drug and biopharmaceutical companies.

      Revenues of the company's Medical Service Division were $2.5 million in the third quarter 2004 compared to $2.9 million in the year-earlier period, a decrease of 10.9%, due to a shift in inventory requirements by its major customer. For the nine months ended September 30, Medical Services revenues were down 2.7% to $7.9 million in 2004 from $8.2 million in 2003. The Consumer Services Division, formerly Caraloe, Inc., recorded revenues for the third quarter of 2004 totaling $5.1 million versus $4.7 million in 2003. For the first nine months, Consumer Services posted total revenues of $14.8 million in 2004, up 4.0% from $14.2 million the year earlier.

      Carlton Turner, Carrington's president and CEO, stated, "The continuing strength of our top line sales is enabling us to fund our DelSite drug delivery subsidiary at record levels as we finalize arrangements for our Phase 1 human safety trial, which is scheduled for completion during the first quarter of next year. Meantime, we are preparing our Chemical Manufacturing and Control file for submission to the US Food and Drug Administration."

      He continued, "We are taking steps to further strengthen our core business with new formulation development and vertical market project teams. During the quarter, Humayoun Akhter, PhD joined Carrington as our new director of research and development with extensive product formulation and manufacturing expertise and we have also completed staffing evaluations to expand our sales and marketing organization. With these added resources in place, we expect to launch several new products during the next year based on our patented carbohydrate technology and manufacturing process."

      He added, "We continue to build and strengthen our IP portfolio with new patent applications and awards relating to our polymer drug delivery technology which provides important advantages for vaccines and injectable peptides and proteins. The GelSite[R] polymer system continues to draw interest from drug companies seeking new ways to manage product life cycles or enhance the therapeutic quality of new peptides or proteins."

 Conference Call Today

      Investors are invited to listen to today's conference call at 3:30PM Central, 4:30PM Eastern by dialing 800-322-2803 (toll free) and +617-614-4925 international, pass code 76357732. The call is also being webcast by CCBN and can be accessed at Carrington's website at www.carringtonlabs.com.

      A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 and +617-801-6888 international. The pass code for the replay is 77759390.

      The webcast will be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors are invited to listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.


 About DelSite

      DelSite Biotechnologies, Inc., a wholly owned subsidiary of Carrington, is an early stage biotechnology company established to commercialize its novel polymer drug delivery technology. Currently, DelSite is focusing its resources on developing GelVac[TM] as an intranasal platform for the delivery of vaccines, and GelSite[R] as an injectable delivery system for the controlled release of new or existing therapeutic proteins and peptides. In March 2004, DelSite was awarded a Small Business Innovation Research biodefense grant by the National Institute of Allergy and Infectious Diseases (NIAID) to further its work and in October 2004 it was awarded a biodefense Challenge Grant from the NIAID to develop a nasal vaccine for immunization against the bird flu. DelSite's technology is protected by composition of matter, process and use patents that are issued, pending or under review. For more information, visit www.delsite.com.


 About Carrington

      Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelVac[TM] and GelSite[R] technologies designed to provide vaccines and controlled release of peptide and protein-based drugs, respectively. Carrington's technology is protected by more than 130 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

 Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10Q filed August 13, 2004.

 Carrington, Manapol, AloeCeuticals, Hydrapol, GelSite, GelVac and Acemannan Hydrogel are trademarks, registered trademarks or service marks of Carrington Laboratories, Inc., in the United States and other countries. All other trademarks or service marks contained herein are the properties of their respective owners.

                        CARRINGTON LABORATORIES, INC.
               Condensed Consolidated Statements of Operations
                                 (unaudited)
                   (in thousands, except per share amounts)


                                       Three Months Ended    Nine Months Ended
                                          September 30         September 30
                                         2004      2003       2004      2003
                                        ------    ------     ------    ------
 Revenue:
 Medical Services                      $ 1,925   $ 2,235    $ 6,090   $ 6,310
 Royalty income                            617       617      1,852     1,853
                                        ------    ------     ------    ------
 Medical Services, total                 2,542     2,852      7,942     8,163
 Consumer Services                       5,066     4,680     14,808    14,235
 Grant income, DelSite                     121         -        310         -
                                        ------    ------     ------    ------
                                         7,729     7,532     23,060    22,398
 Cost of sales                           4,391     5,035     13,778    14,256
                                        ------    ------     ------    ------
 Gross margin                            3,338     2,497      9,282     8,142

 Expenses:
 Selling, general and administrative     1,929     2,046      5,867     5,891
 Research and development                  256       288        710       665
 Research and development-DelSite          997       623      2,762     1,962
 Other (income) expense                      -       (56)       (37)     (124)
 Interest expense, net                      52        62        157       174
                                        ------    ------     ------    ------
 Income (loss) before income taxes         104      (466)      (177)     (426)
 Provision for income taxes                  -         -          -         -
                                        ------    ------     ------    ------
 Net income (loss)                     $   104   $  (466)   $  (177)  $  (426)
                                        ======    ======     ======    ======

 Net income (loss) per common share    $  0.01   $ (0.05)   $ (0.02)  $ (0.04)
    Basic and diluted

 Reconciliation of Non-GAAP
 Financial Measures:

 Net Income (loss)                     $   104   $  (466)   $  (177)  $  (426)
 DelSite grant income                     (121)        -       (310)        -
 DelSite expenses                          997       623      2,762     1,962
                                        ------    ------     ------    ------
 Profit (loss) before DelSite          $   980   $   157    $ 2,275   $ 1,536
                                        ======    ======     ======    ======

                        CARRINGTON LABORATORIES, INC
                   Condensed Consolidated Balance Sheets
                               (unaudited)
                  (in thousands, except per share amounts)

                                                 September 30  December 31,
                                                      2004         2003
                                                     ------       ------
                                                  (unaudited)   (audited)
 ASSETS:
 Current Assets:
 Cash and cash equivalents                          $ 3,165      $ 1,920
 Accounts receivable, net                             2,110        3,098
 Inventories, net                                     4,769        5,960
 Prepaid expenses                                       449          253
                                                     ------       ------
 Total current assets                               $10,493      $11,231
 Property, plant and equipment, net                  11,154       10,538
 Customer relationships, net                            632          777
 Other assets, net                                      197          238
                                                     ------       ------
 Total assets                                       $22,476      $22,784
                                                     ======       ======

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
 Line of credit                                     $ 1,587     $  1,587
 Accounts payable                                     1,237        2,037
 Accrued liabilities                                  1,306        1,604
 Current portion of long-term debt
   and capital lease obligations                      1,180        1,104

 Deferred revenue                                     2,690        1,880
                                                     ------       ------
 Total current liabilities                          $ 8,000      $ 8,212

 Long-term debt and capital lease obligations         1,420        1,953

 SHAREHOLDERS' EQUITY:
 Common stock                                           107          104
 Capital in excess of par value                      53,611       53,000
 Accumulated deficit                                (40,659)     (40,482)
 Treasury stock at cost                                  (3)          (3)
                                                     ------       ------
 Total shareholders' equity                          13,056       12,619
                                                     ------       ------
 Total liabilities and shareholders' equity         $22,476      $22,784
                                                     ======       ======


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